Exhibit 99.1

News Release

R. Poe Reed to join Midcoast Energy Partners, L.P. as Vice President & Chief Commercial Officer

HOUSTON – Sept. 23, 2015 – Midcoast Energy Partners, L.P. (Midcoast) (NYSE: MEP), an Enbridge company, today announced that R. Poe Reed will join the company’s general partner as vice president and chief commercial officer, effective Sept. 28, 2015.

Midcoast, an Enbridge Inc. indirect subsidiary, is a limited partnership formed by Enbridge Energy Partners, L.P. (EEP) (NYSE: EEP) to serve as EEP’s primary vehicle for owning and growing its natural gas and natural gas liquids (NGL) midstream business in the United States. Midcoast’s assets currently include interests in a network of natural gas and NGL gathering and transportation systems, natural gas processing and treating facilities and NGL fractionation facilities primarily located in Texas and Oklahoma.

“I’m extremely pleased to have Poe Reed join our Midcoast team. His vast industry knowledge, commercial acumen and customer service focus is an ideal fit with the Midcoast go-forward business model,” said Greg Harper, president, Midcoast Holdings, LLC, Midcoast’s general partner. Midcoast is focused on strengthening the core business and capturing low-risk growth opportunities to enhance the returns for MEP unit holders and the general partner, a subsidiary of EEP. “The addition of Reed to the management team strengthens Midcoast’s commercial leadership to execute on its objectives of simplifying the business model and developing predictable, scalable and sustainable growth assets,” Harper said.

Reed joins Midcoast from Caliber Midstream, where he served as president and chief executive officer. He previously held senior leadership positions at Centerpoint Energy, DCP Midstream and its predecessor companies Duke Energy, PanEnergy and Texas Eastern. Reed is a past Chairman of the Texas Pipeline Association (TPA) and past board member of the Interstate Natural Gas Association of America (INGAA). He holds a bachelor’s degree in business administration and a master’s degree in industrial safety from West Virginia University.

About Midcoast Energy Partners, L.P.

Midcoast’s assets consist of a 51.6 percent controlling interest in Midcoast Operating, L.P., a Texas limited partnership that owns a network of natural gas and NGL gathering and transportation systems, natural gas processing and treating facilities and NGL fractionation facilities primarily located in Texas and Oklahoma. Midcoast Operating also owns and operates natural gas, condensate and NGL logistics and marketing assets that primarily support its gathering, processing and transportation business. Through our ownership of Midcoast Operating's general partner, we control, manage and operate these systems.

EEP owns 100 percent of Midcoast Holdings, LLC, the general partner of Midcoast and holds an approximate 54 percent interest in Midcoast. EEP owns and operates a diversified portfolio of crude oil and, through Midcoast, natural gas transportation systems in the United States. Its principal crude oil system is the largest pipeline transporter of growing oil production from western Canada and the North Dakota Bakken formation. EEP is recognized by Forbes as one of the 100 Most Trustworthy Companies in America.

Forward Looking Statements

This news release includes forward-looking statements, which are statements that frequently use words such as "anticipate," "believe," "continue," "could," "estimate," "expect," "forecast," "intend," "may," "plan," "position," "projection," "should," "strategy," "target," "will" and similar words. Although we believe that such forward-looking statements are reasonable based on currently available information, such statements involve risks, uncertainties and assumptions and are not guarantees of performance. Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results are beyond the ability of Midcoast to control or predict. Specific factors that could cause actual results to differ from those in the forward-looking statements include: (1) risk related to the securities markets generally; (2) changes in the demand for or the supply of, forecast data for, and price trends related to crude oil, liquid petroleum, natural gas and natural gas liquids, including the rate of development of the Alberta Oil Sands; (3) Midcoast’s ability to successfully complete and finance expansion projects; (4) the effects of competition, in particular, by other pipeline and gathering systems, as well as other processing and treating plants; (5) shut-downs or cutbacks at Midcoast’s facilities or refineries, petrochemical plants, utilities or other businesses for which Midcoast transports products or to whom Midcoast sells products; (6) hazards and operating risks that may not be covered fully by insurance; (7) changes in or challenges to Midcoast’s rates; and (8) changes in laws or regulations to which Midcoast is subject, including compliance with environmental and operational safety regulations that may increase costs of system integrity testing and maintenance.

In addition to the risks listed above, other risks include those detailed in Midcoast’s Annual Report on Form 10-K for the year ended December 31, 2014, and subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that Midcoast files with the' Securities and Exchange Commission, or SEC, which filings are available to the public at the SEC's website (www.sec.gov).

FOR FURTHER INFORMATION PLEASE CONTACT:

Michael Barnes	Sanjay Lad, CFA
Media	Investment Community
(877) 496-8142	(866) EEP INFO or (866) 337-4636
E-mail: usmedia@enbridge.com	E-mail: eep@enbridge.com

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